UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 25, 2015

The Providence Service Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 East Broadway Blvd., Tucson, Arizona		85701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (520) 747-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 25, 2015, The Providence Service Corporation (the “Company”) received a notice from the Nasdaq Listing Qualifications staff (“Nasdaq Notice”), indicating that the Company was not in compliance with the majority independent director requirement as set forth in Nasdaq Listing Rules 5605(b)(1) and 5605(c)(2) as a result of the appointment of James Lindstrom (the Company’s Chief Executive Officer) to the Board of Directors on August 6, 2015. Upon Mr. Lindstrom’s appointment, the Company has a Board of Directors comprised of four members, two of whom are independent as defined by Nasdaq Listing Rule 5605(a)(2). The Nasdaq Notice indicated that consistent with the Nasdaq listing rules, the Company has forty-five calendar days to submit a plan to regain compliance with the majority independent requirements. Therefore, the Company must submit a compliance plan to Nasdaq no later than October 9, 2015. If the plan is accepted, the Nasdaq can grant an extension of up to 180 calendar days from the date of the Nasdaq Notice for the Company to evidence compliance. If the Company does not regain compliance by such date or if the Company’s plan is not accepted, Nasdaq rules require the Nasdaq Staff to provide written notice to the Company that its securities will be delisted and, at that time, the Company may appeal the delisting determination.

As has been previously disclosed, on June 1, 2015, the Company received notice from the Nasdaq Listing Qualifications staff that the Company is currently not in compliance with the “three independent member audit committee” requirement of Nasdaq Listing Rule 5605(c)(2)(a) and was afforded a cure period until November 30, 2015 in order to evidence compliance with such rule.

In order to regain compliance with the majority independent director requirement and the audit committee requirement, the Company intends to appoint an additional independent director within the time periods afforded by the Nasdaq rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: August 27, 2015	By:	/s/ Michael-Bryant Hicks
	Name:	Michael-Bryant Hicks
	Title:	Senior Vice President, General Counsel,
Corporate Secretary and Chief Compliance Officer